Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

February 17, 2009

Client	Barclays	2/13/09
Job Number	Barc-2866
Job Name	iPath VIX Product Launch	Ver.	2

HEADLINE:

Two liquid instruments that provide fast, easy access to volatility returns? Done and done.

Tickers:

VXX: iPath® S&P 500 VIX Short-Term Futures™ ETN

VXZ: iPath® S&P 500 VIX Mid-Term Futures™ ETN

COPY:

Accessing volatility just got faster and easier. Not to mention more flexible. Introducing two brand new Exchange Traded Notes from iPath®. Linked to both short and medium-term futures contracts, these ETNs are tools for hedging and expressing directional views on volatility. They just may be your new volatility tracking instrument of choice.

LOGO

iPath

Barclays Badge

URL

www.iPathETN.com

LEGAL

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

The index components for iPath ETNs linked to the S&P 500 VIX Futures Indices are concentrated in equity volatility. The market value of the Securities may be influenced by many unpredictable factors, including, but not limited to, the level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of each index.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™”, “S&P 500 VIX Short-Term Futures™” and “S&P 500 VIX Mid-Term Futures™” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays. “VIX®” is a registered trademark of the Chicago Board Options Exchange, Incorporated and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by Standard &Poor’s or CBOE and Standard & Poor’s and CBOE make no representation regarding the advisability of investing in the Securities.

© 2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0071-0309

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE